Exhibit 99.1

June 14, 2016

0851229 BC Ltd.
c/o US Equity Holdings
336 Bon Air Center #418
Greenbrae, CA 94904
Attn: Chester P. Aldridge

Re:  Amended Letter Agreement

This Amended Letter Agreement is intended to describe in writing an agreement between Mount Tam Biotechnologies, Inc. (the "Maker") and 0851229 BC Ltd. (the "Holder") regarding the aggregate principal amount of indebtedness which may be outstanding pursuant to that certain Amended and Restated Secured Convertible Promissory Note issued by the Maker to the Holder on June 14, 2016, effective as of November 9, 2015 (the "Amended Secured Note").  The Holder agrees to provide financing to the Company pursuant to, and subject to the terms of, the Amended Secured Note, in an amount not to exceed Five Million Dollars (the "Maximum Note Amount").  The Maker and the Holder hereby agree that the aggregate principal amount of all outstanding loans made under the Amended Secured Note shall not exceed the Maximum Note Amount at any time.  Except as expressly provided herein, the Amended Secured Note shall remain in full force and effect following the date hereof. Additionally, the Maker and the Holder agree that the payment by the Maker of all amounts due and owing under Amended Secured Note shall be secured by the Amended and Restated Security Agreement between the Maker and the Holder, dated of even or near date herewith.
By signing below, he Maker and the Holder understand, acknowledge, and agree that the Holder has not provided, and is not required to provide, any additional consideration to the Maker, in connection with the execution of this Amended Letter Agreement, or the issuance of the Amended Secured Note, and that any future advances under the Amended Secured Note shall be deemed to increase the amount owing by the Maker to the Holder under the Amended Secured Note. The Maker and the Holder intend that all advances made by the Holder to the Maker prior to the date of this Amended Letter Agreement shall still be deemed to be made as of the respective dates of such advances, and that the Amended Secured Note shall be viewed as aggregating all amounts owing by the Maker to the Holder as of the date of the Amended Secured Note, and not as a new investment by the Holder in the Maker, or a new investment decision by the Holder.
All rights and obligations hereunder shall be governed by the laws of the State of California (without giving effect to principles of conflicts or choices of law).  This letter agreement may not be amended or modified without the prior written consent of the Maker and the Holder.  Neither the Maker nor the Holder may assign, sell or otherwise transfer this letter agreement or any of their respective rights and duties hereunder without the prior written consent of the other party hereto; provided that the rights and obligations hereunder shall automatically be assigned to any person to whom the Maker or the Holder transfer the Secured Note in compliance with the terms of the Secured Note.  This letter agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement.  Nothing in this letter agreement, express or implied, is intended to confer upon any party other than the parties hereto or their permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this letter agreement.

MOUNT TAM BIOTECHNOLOGIES, INC.
By:  /s/ Richard Marshak
Print Name: Dr. Richard Marshak
Title: Chief Executive Officer

0851229 BC LTD.

By:  /s/ Doug Froese
Print Name: Doug Froese
Title:  Director